Exhibit 99.2

June 1, 2017

Mr. Dennis M. Oates

Chairman of the Board, President and CEO

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

Mr. Udi Toledano

Lead Director

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

Dear Mr. Oates and Mr. Toledano:

The purpose of my letter is to introduce you to Synalloy Corporation (NASDAQ: SYNL) and to express my interest in exploring a possible merger between SYNL and Universal Stainless (USAP). I believe that a combination of our two companies would offer substantial value to both shareholder groups and would receive a positive reception from our employees and customers as well.

SYNL has been in business since 1945 and is a holding company for manufacturing businesses focused on two segments, Metals and Chemicals. Our Metals segment consists of the following:

•	Bristol Metals is the largest domestic producer of welded stainless steel pipe and tube in North America, with market share approaching 40%. Our original facility in Bristol, TN was acquired in 1965. In the fourth quarter of last year, we completed a $5 million investment in a 4000-ton heavy wall press, capable of manufacturing carbon and stainless steel pipe with wall thicknesses up to 3 1⁄2 inches. In the first quarter of this year, we completed the acquisition of Marcegaglia USA’s stainless steel pipe and tube assets in Munhall, PA. With the broadest product line in the industry and superior mill technology, Bristol Metals is well positioned to compete with both domestic and foreign manufacturers. Our two facilities combined have the capacity to produce over 75 million pounds of pipe and tube annually. With the exception of the aerospace market, there is considerable overlap in the end markets served by Bristol Metals and USAP. Our production employees, like USAP are represented by the United Steel Workers Union. During the last market peak in 2014, had we owned the Munhall assets and the heavy wall press, Bristol Metals’ revenue would have exceeded $150 million. The forecast for 2017, which includes 10 months of Munhall, calls for revenue of over $100 million.

•	Palmer of Texas was acquired in August, 2012 and is located in Andrews, TX. Palmer manufactures steel and fiberglass liquid storage tanks, separation equipment and ASME code vessels. Their product line is sold primarily into the upstream and midstream energy markets. Strategically located in the Permian Basin, Palmer had revenue in the most recent market peak in 2014 of $32 million. With recovering oil prices, bookings over the past five months have been running close to 2014 levels, and EBITDA margins are returning to the mid-teens. Palmer works with many of the largest E&P companies including Shell, XTO (Exxon), EOG Resources, Energen and Apache. Their workforce is non-union.

•	Specialty Pipe and Tube was acquired in November, 2014. As a master distributor of seamless heavy wall carbon pipe, Specialty supplies the energy, heavy equipment and general industrial markets from facilities in Mineral Ridge, OH and Houston, TX. Specialty is supplied by Vallourec, Timken and various Asian manufacturers. The Houston operation is non-union and is focused on the energy market, while the Ohio facility targets industrial markets and its employees are represented by the USW. In 2014, Specialty generated just under $30 million in revenue and is currently running at a monthly rate of $2 million.

SYNL’s Chemicals segment presently consists of two units, Manufacturers Chemicals located in Cleveland, TN and CRI Tolling in Fountain Inn, SC. MC was acquired in 1995 and CRI was acquired in 2013. The Chemicals segment provides custom tolling and contract manufacturing for many of the largest chemical companies in the world. We carry a line of proprietary products as well. Our product line includes defoamers, surfactants, lubricants and other specialty chemicals. All current employees in the Chemicals segment are non-union. Annual revenue from the two operating companies in 2014 was $65 million and is forecasted at $60 million for 2017. We are actively pursuing opportunities to expand our Chemicals segment as we view this industry as an effective counterweight to the more cyclical Metals industry.

The Corporate team for SYNL is located in Richmond, VA and we also operate a shared services group in Spartanburg, SC. In the near term, we will be consolidating these groups in Richmond.

Some background on myself may be helpful. I joined the SYNL Board of Directors in 2004. In January of 2011, I accepted the position of President and CEO. Early in my career, I worked at the Reynolds Metals Company in various positions, including logistics and sales and marketing. Reynolds was later acquired by Alcoa. I followed that up with work at a large food wholesaler in corporate planning and corporate development. For several years I did investment banking work, where I advised primarily on the sale of small and middle market private companies. I know that you understand very well the challenges of being a micro-cap public company. Since joining the SYNL Board, I have been focused on growing the company so that we can justify the cost required to support our public status. Significant growth takes time, particularly when divesting underperforming units along the way and navigating the difficult manufacturing climate of the past two years. I have always believed that $500 million in annual revenue was the minimum level to make a strong case for being public. Anything less, and it makes more sense to be private. Which brings me to why I have reached out to you.

There are a number of reasons why I believe a merger between SYNL and USAP makes a great deal of sense, particularly at this time:

(1)	The end markets served by SYNL Metals and USAP are poised for recovery. Energy, power, heavy equipment, and general industrial are all ready to rebound. The political climate should also be supportive of manufacturing growth generally over the next four years.

(2)	SYNL’s Chemicals segment provides steadier earnings and cash flow relative to the greater volatility experienced in our Metals end markets. The aerospace market, while cyclical, has recently demonstrated greater stability than our other key Metals markets.

(3)	Sales synergies should be possible as both companies Metals’ related revenue is generated primarily through service centers and other distributors.

(4)	There are opportunities for USAP to supply plate and other raw materials to SYNL and for SYNL to provide scrap materials to USAP. Bristol Metals generates about 4.5 million pounds of stainless steel scrap annually. Procurement savings in general should also be possible.

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(5)	The geographic proximity of our facilities is also important. It will allow for more efficient management of operations and shared support across the Metals segment.

(6)	The combined balance sheet of the two companies will provide support for larger acquisitions in the future, further jump starting the growth of the combined company.

(7)	Eliminating redundant public company costs will be material to our earnings and cash flow.

(8)	The investment community will view the transaction favorably. The market cap of the combined company will place it in the Russell 2000, providing an extra boost to the share price and its liquidity.

(9)	There is considerable overlap of institutional owners of both companies. Approximately 24% of SYNL shares are owned by institutions that also own about 24% of USAP’s shares. The largest holders with overlap are Dimensional and Minerva.

A merger of SYNL and USAP would create a company with annual revenue at the last market peak of $475 million.

Not surprisingly, I envision the SYNL corporate management team leading the new holding company going forward. I have put together a team with an excellent combination of operating and M&A experience. My CFO worked for many years at both Reynolds Metals and Alcoa and the President of Synalloy Metals has held leadership positions in several steel companies. Our team has completed four acquisitions and two divestitures over the past six years. SYNL currently owns 225,000 USAP shares and plans to hold at that level for now. Our intention is to see whether we can arrive at what would be considered a merger of equals, while creating immediate as well as future value for both shareholder groups.

With that goal in mind, I would like to share the following deal structure. A key factor in pursuing this approach is to execute a sale leaseback of USAP’s manufacturing buildings and real estate. The proceeds will be used to fund a cash payout to USAP shareholders and to position the balance sheet for additional growth. SYNL recently used a sale leaseback of their own properties to raise $22 million to fund the Marcegaglia acquisition and to strengthen its balance sheet.

SYNL and USAP Merge into NEWCO

•	NEWCO will issue 20 million shares; USAP shareholders will own 51% or 10.20 million shares and SYNL shareholders will own 49% or 9.80 million shares.

•	The Sale Leaseback on USAP properties will generate $56 million (same terms as SYNL); $33.8 million will be distributed to USAP shareholders ($4.68 per USAP share); the balance of the proceeds will be used to reduce the debt of NEWCO.

•	SYNL has had success in lowering its working capital investment, mainly through lean inventory practices and rigorous AR and AP management. We will continue to target working capital improvements that we believe could be a total of $15 million between the combined companies AR, Inventory and Payables.

•	2017 EBITDA for NEWCO is estimated at $36.5 million (SYNL—$16.5 million + USAP—$17.5 million, after SLB rent + $2.5 million in corporate savings).

•	2017 Debt for NEWCO—$67 million (Current debt for USAP and SYNL—$104 million; proceeds from the Sale Leaseback and Working Capital Improvements—$71 million; pay-out to USAP shareholders—$33.8 million).

•	Initial Market cap of NEWCO—$36.5 million X 8.5 = $310 million, less $67 million in debt = $243 million of equity value.

•	Projected increase from inclusion in the Russell 2000 of 7.5% = $260 million, or $13.00 per share.

•	Cost savings from elimination of redundant public company expenses ($2.5 million) and lower interest costs from reduced debt ($1 million) will offset a large portion of the annual rental payments due under the sale leaseback of USAP properties ($4.9 million).

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•	USAP shareholders will receive $4.68 in cash for every share of USAP stock, plus 1.4130 shares in NEWCO for every USAP share.

•	SYNL shareholders will receive 1.1292 shares in NEWCO for every SYNL share.

•	USAP shareholders value received = $13.00 X 1.4130 = $18.37, plus $4.68 per share in cash = $23.05; 29% increase over Wednesday’s closing price.

•	SYNL shareholders value received = $13.00 X 1.1292 = $14.68 per share; 25% increase over Wednesday’s closing price.

Under this deal structure, USAP shareholders will receive approximately 56% of the value created by the merger (including the cash received from the sale leaseback) and the SYNL shareholders will receive 44%. The share price appreciation is comparable for both shareholder groups, with USAP at 29% and SYNL at 25%.

Should our respective businesses return to their sales and EBITDA levels achieved in 2014, the value of NEWCO offers even more upside for our shareholders. Sales for NEWCO has the potential to reach $475 million, with EBITDA post the sale leaseback projected at $58 million. The starting level of debt of $67 million could be conservatively reduced by $30 million over the next two years. Holding the EV multiple to 8.5 times EBITDA, would result in an equity valuation of $456 million, or $22.80 per share. USAP shareholders would have an equivalent value equal to $36.90 per share, including their cash payment. This would provide an increase over USAP’s Wednesday closing price of 107%. SYNL shareholders would have an equivalent value equal to $25.75 per share, an increase of 119% over Wednesday’s closing price. As importantly, the much larger balance sheet of NEWCO would provide the capacity to accelerate a growth by acquisition strategy.

The SYNL Board of Directors, as well as my commercial bankers at BB&T are aware of and supportive of this initial overture. I am hopeful that you will find an in-person meeting to be a productive use of our time. I would be happy to travel to the Pittsburgh area at your earliest convenience. You may reach me at (804) 822-3261 or email me at cbram@svnallov.com. I look forward to hearing from you.

Best Regards,

Craig C. Bram

President & CEO

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